846 Putnam Michigan Tax Exempt Income Fund attachment
11/30/08 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,824
Class B		155
Class C		5

72DD2 (000s omitted)

Class M		22
Class Y		2

73A1

Class A		0.178844
Class B		0.151038
Class C		0.144695

73A2

Class M		0.166415
Class Y		0.187962

74U1 (000s omitted)

Class A		10,070
Class B		910
Class C		25

74U2 (000s omitted)

Class M		136
Class Y		10

74V1

Class A		8.18
Class B		8.17
Class C		8.18

74V2

Class M		8.18
Class Y		8.18

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.